EXHIBIT 99.1

	Contacts:	Manny Villafaña
Chairman & CEO,
John L. Babitt
President & CFO
CABG Medical, Inc.
PHONE (763) 258 8005
FAX (763) 258 8008

FOR IMMEDIATE RELEASE
CABG MEDICAL SUSPENDS ENROLLMENT IN CLINICAL TRIAL AND SCHEDULES CONFERENCE CALL FOR TODAY
Minneapolis, November 28, 2005—CABG Medical, Inc. (NASDAQ: CABG) today announced it has suspended enrollment in its international clinical trial of the Holly GraftTM System (HGS). A total of eight patients have been treated with an anti-coagulant regimen of aspirin and warfarin and two of the grafts were determined to have occluded prior to the patient’s discharge from the hospital. The Company previously announced that the first enrollment arm, consisting of 36 patients implanted with the HGS and treated with an anti-platelet regimen of aspirin and clopidogrel failed to meet the standards necessary to obtain regulatory approval. The company will host a conference call today to discuss these results.
“The incorporation of warfarin into the treatment regimen of HGS patients has not prevented occlusions in the limited set of patients treated with this regimen. The results are disappointing and at this time do not warrant further evaluation in clinical trials,” commented Manny Villafana, the Company’s Chairman and Chief Executive Officer. Mr. Villafana added, “It appears the majority of the failures are due to graft occlusions rather than restenosis, and we will aggressively seek the cause of these failures. We are in the process of reviewing all of our clinical and preclinical data to determine whether any modifications can be made to the HGS which would reduce the occurrence of occlusion to a level necessary to meet standards required to obtain regulatory approvals. Such modifications may take up to twelve to eighteen months to implement and test preclinically.”
Conference Call Today
CABG Medical will host a conference call and web cast today, November 28, 2005 at 11:00 a.m. Eastern Standard Time, to discuss the latest results of its clinical trial. The dial in number for the conference call is 1-888-208-1812. A live web cast of the call can be accessed at www.cabgmedical.com by clicking on the investor relations icon. An archive of the web cast will be available on the company’s website for at least 30 days following.
About CABG Medical
CABG Medical, Inc. is a medical technology company developing technologies and therapies to improve the treatment of coronary heart disease by advancing conventional bypass surgery.
Safe Harbor
This Press Release contains forward-looking statements that may include statements regarding intent, belief or current expectations of the Company and its management and they are subject to certain risks set forth below. Such forward-looking statements include the Company’s statement regarding the possibility of making modifications to the HGS which would reduce the occurrence of occlusion to a level necessary to obtain regulatory approvals. There is no assurance that we will be able to develop such modifications or if modifications are eventually developed that we will be successful in reducing the occurrence of occlusion to an acceptable level. Prior to embarking on such a project, the CABG Board of Directors will have to determine the feasibility of the project, taking into account the cost, time, requirement of new animal testing and human clinical trials, and likelihood of success of the project. For a discussion of these and other risks and uncertainties that could affect the Company’s activities and results, please refer to the Company’s filings with the Securities and Exchange Commission.
###